EXHIBIT 51


                                   28,000,000

                                    Warrants

                                (in two tranches)

             to purchase Common Stock, par value $0.01 per share of

                                 USA INTERACTIVE

                               PURCHASE AGREEMENT

                                                               February 12, 2003

Deutsche Bank AG London Branch
6th Floor
Winchester House
Great Winchester Street
London EC2N 2DB
United Kingdom

Ladies and Gentlemen:

     Subject to the terms and conditions contained herein, Vivendi Universal, S.A., a societe anonyme organized under the laws of France ("Vivendi" or the "Seller"), agrees to sell to Deutsche Bank Aktiengesellschaft, acting through its London Branch ("Deutsche Bank AG London Branch", "you" or the "Purchaser"), and the Purchaser agrees to purchase from the Seller, 21 million warrants each representing the right to purchase one share of common stock, par value $0.01 per share (the "Common Stock") of USA Interactive, a Delaware corporation ("USAI"), at an exercise price of $27.50 per share (the "Tranche A Warrants") and 7 million warrants each representing the right to purchase one share of Common Stock of USAI at an exercise price of $32.50 per share (the "Tranche B Warrants"). The Seller also agrees to sell to Deutsche Bank AG London Branch, at Deutsche Bank AG London Branch's option, up to an additional 3.187094 million Tranche A Warrants and 1 million Tranche B Warrants (the "Additional Warrants" and together with the Tranche A Warrants and the Tranche B Warrants, the "Warrants") as set forth below. The Warrants are subject to the terms of an Equity Warrant Agreement dated as of May 7, 2002 (the "Warrant Agreement"), between USAI and The Bank of New York, as Warrant Agent (the "Warrant Agent").

     The foregoing sale of the Warrants to the Purchaser (the "Transfer") will be made without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on exemptions from the registration requirements of the Securities Act. You have advised Vivendi that you will not further distribute the Warrants or the shares of Common Stock issuable upon exercise thereof (the "Underlying Common Stock") in any manner that contravenes or causes the Transfer to contravene the provisions of the Securities Act.

     In consideration of the mutual agreements contained herein and of the interests of the parties in the transactions contemplated hereby, the parties hereto agree as follows:

     1.   REPRESENTATIONS AND WARRANTIES OF VIVENDI.

     The representations and warranties made in this Section assume the accuracy of and compliance with the representations, warranties and covenants of the Purchaser in Sections 2 and 3.

     Vivendi represents and warrants, as of the date of this Agreement, to the Purchaser, as follows:

          (a) Vivendi is duly organized and validly existing as a societe anonyme under the laws of France and, if relevant under such laws, in good standing;

          (b) Vivendi has valid title to, or a valid "security entitlement" within the meaning of Section 8-501 of the New York Uniform Commercial Code (the "UCC") in respect of, the Warrants free and clear of all security interests, claims, liens, equities or other encumbrances;

          (c) upon the Purchaser's acquiring possession of the Warrants upon payment therefor in accordance with this Agreement, the Purchaser (assuming that the Purchaser has no notice of any "adverse claim", within the meaning of Section 8-105 of the UCC) will acquire its interest in the Warrants free and clear of any adverse claim within the meaning of Section 8-102 of the UCC;

          (d) the execution and delivery by Vivendi of, and the performance by Vivendi of its obligations under, this Agreement will not violate any provision of applicable law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Vivendi, or the organizational documents of Vivendi, or subject to satisfaction of the condition set forth in Section 6(b)(ii), constitute a breach of or default under any agreement or other instrument to which Vivendi is a party or by which Vivendi may be bound; and each consent, approval, authorization designation, declaration or filing by or with any regulatory, administrative or other governmental body or agency, if any, necessary in connection with the execution and delivery of this Agreement or the performance by Vivendi of its obligations under this Agreement has been obtained or made and is in full force and effect, except as may be required by the federal securities laws or the securities or blue sky laws of the various states or of any foreign jurisdiction;

          (e) the execution and delivery by Vivendi of, and the performance by Vivendi of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action on the part of Vivendi, and this Agreement has been duly executed and delivered by Vivendi and constitutes a valid and binding agreement of Vivendi subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and equitable principles of general applicability (regardless of whether enforcement is sought in a proceeding in equity or at law);

          (f) Neither Vivendi nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") that it controls has directly or through any agent, (i) within the prior six months, made any offer or sale of the Warrants or of any security of the same or similar class as the Warrants or the Underlying Common Stock (except for the assignment of the Warrants from Canal + Benelux BV to Vivendi on December 30, 2002 and the offers made to Barry Diller and Liberty Media Corporation in connection with the Transfer and in accordance with their Shareholder Rights (as defined below)) or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) of Regulation D under the Securities Act) in connection with the offering of the Warrants, or engaged in a public offering of the Warrants within the meaning of Section 4(2) of the Securities Act; and

          (g) Vivendi (excluding, for the avoidance of doubt, its Affiliates) is not in possession of any material non-public information regarding USAI.

     2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser represents and warrants to and agrees with Vivendi as follows:

          (a) the Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act;

          (b) neither the Purchaser nor any of its Affiliates or any person acting on its or their behalf has offered or shall offer or sell the Warrants or Underlying Common Stock by any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act;

          (c) the Purchaser is not acquiring the Warrants with a view to offering, reselling or transferring the Warrants or the Underlying Common Stock in any transaction or manner requiring registration under the Securities Act or engaging in a public offering thereof or of the Underlying Common Stock within the meaning of Section 4(2) of the Securities Act;

          (d) the Warrants and the Underlying Common Stock are "restricted securities" for purposes of Rule 144 under the Securities Act; and

          (e) the Transfer of the Warrants (and the Underlying Common Stock) have not been and will not be registered under the Securities Act or with the securities regulatory authority of any state or territory within the jurisdiction of the United States and may not be offered or resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

     3.   PURCHASE, SALE AND DELIVERY OF THE WARRANTS.

          (a) On the basis of the representations, warranties and covenants herein contained, and subject to the terms and conditions herein set forth, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Tranche A Warrants, at a purchase price of $8.94 per Warrant (the "Tranche A Purchase Price"), and the Tranche B Warrants, at a purchase price of $7.52 per warrant (the "Tranche B Purchase Price").

          (b) One or more warrant certificates representing the Tranche A Warrants and the Tranche B Warrants shall be registered by the Warrant Agent in the name of Deutsche Bank AG London Branch, with any transfer taxes payable in connection with the transfer of the Tranche A Warrants and the Tranche B Warrants to Deutsche Bank AG London Branch duly paid, and delivered to Deutsche Bank AG London Branch on the Closing Date, against payment therefor by or on behalf of Deutsche Bank AG London Branch to the account designated by the Seller in an amount equal to the sum of (i) the product of the Tranche A Purchase Price and the number of Tranche A Warrants and (ii) the product of the Tranche B Purchase Price and the number of Tranche B Warrants by wire transfer in immediately available funds. Delivery of and payment for the Tranche A Warrants and the Tranche B Warrants shall be made at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 at 9:30 A.M., New York City time, on the third full business day following the date of this Agreement, or at such other place, time or date not later than five business days thereafter as the Purchaser and the Seller may agree upon. Such time and date of delivery against payment are herein referred to as the "Closing Date." (As used herein, "business day" means a day on which the New York Stock Exchange is open for trading and on which banks in New York are open for business and are not permitted by law or executive order to be closed.)

          (c) In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Seller hereby grants an option to the Purchaser to purchase the Additional Warrants at the applicable Purchase Price per warrant set forth in the first paragraph of this Section 3. The option granted hereby may be exercised by the Purchaser in whole or in part by giving written notice to the Seller (i) at any time before the Closing Date and (ii) only once thereafter within 30 days after the date of this Agreement, setting forth the number of warrants of the same series as the Tranche A Warrants and warrants of the same series as the Tranche B Warrants as to which Deutsche Bank AG London Branch is exercising the option and the time and date for delivery of and payment for such Additional Warrants. The time and date for delivery of and payment for such Additional Warrants shall be determined by Deutsche Bank AG London Branch but shall not be earlier than three nor later than 10 full business days after the exercise of such option, nor in any event prior to the Closing Date (such time and date being herein referred to as the "Option Closing Date"). If the date of exercise of the option is two or more days before the Closing Date, the notice of exercise shall set the Closing Date as the Option Closing Date. Deutsche Bank AG London Branch may cancel such option at any time prior to its expiration by giving written notice of such cancellation to the Seller.

     4.   DISTRIBUTION BY THE PURCHASER.

     The Purchaser understands and acknowledges that the Transfer of the Warrants (and the Underlying Common Stock) has not been and will not be registered under the Securities Act and may not be offered or resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act; accordingly, the Purchaser agrees that it will not offer or sell the Warrants or the Underlying Common Stock in any manner that contravenes or causes the Transfer to contravene the rules and regulations of the Securities Act.

     5.   COSTS AND EXPENSES.

     The Seller agrees to pay all costs, expenses and fees incident to the performance of its obligations under this Agreement, including, without limiting the generality of the foregoing, the following: the fees and disbursements of counsel for the Seller; the expenses associated with the preparation, issuance and delivery to the Purchaser of the warrant certificates representing the Warrants; and any transfer, documentary, sales, use, stamp, registration or other such taxes and fees incurred in connection with the transactions contemplated by this Agreement. The Seller agrees to pay for the Purchaser's expenses and to reimburse the Purchaser for reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, incurred in connection with or in contemplation of performing its obligations hereunder, not to exceed $1,500,000 in the aggregate.

     6.   CONDITIONS.

          (a) The obligations of the Purchaser to purchase the Tranche A Warrants and the Tranche B Warrants on the Closing Date and the Additional Warrants, if any, on the Option Closing Date are subject to the following conditions:

               (i) The Purchaser shall have received the opinions of (A) Gilbert Klanjman, internal corporate counsel of Vivendi and (B) Cravath, Swaine & Moore, United States counsel for Vivendi in substantially the forms attached hereto respectively as Exhibits A-1 and A-2, each dated the Closing Date or the Option Closing Date, as the case may be, and addressed to the Purchaser.

               (ii) The Purchaser shall have received a certificate or certificates of the Chief Financial Officer and Deputy Chief Financial Officer of Vivendi to the effect that, as of the Closing Date or the Option Closing Date, as the case may be, each of them severally represents as follows:

                    (A) the representations and warranties of Vivendi contained in Section 1 hereof are true and correct in all material respects as of the Closing Date or the Option Closing Date, as the case may be; and

                    (B) Vivendi has performed in all material respects all
               covenants and agreements and satisfied in all material respects all conditions on its part to be performed or satisfied at or prior to the Closing Date or Option Closing Date, as the case may be.

               (iii) The Indemnification Agreement (the "Indemnification Agreement"), between Deutsche Bank Securities Inc., ("DBSI") and USAI shall have been executed and delivered by USAI on or prior to the date hereof.

               (iv) Vivendi shall have delivered to you, on or prior to the date of this Agreement, a lock-up agreement, in substantially the form attached hereto as Exhibit B.

               (v) Each of Mr. Barry Diller's and Liberty Media Corporation's right of first offer (the "Shareholder Rights") under Sections 4.3 and
          4.5 of the Amended and Restated Stockholders Agreement dated as of December 16, 2001, relating to USAI, among Universal Studios, Inc., Liberty Media Corporation, Mr. Barry Diller, and Vivendi, with respect to the Transfer shall have been waived or declined or shall have expired as of the Closing Date or Option Closing Date, as applicable.

               (vi) DBSI shall have received on the Closing Date and, if applicable, the Option Closing Date, the opinions of Wachtell Lipton Rosen & Katz, special counsel to USAI, and Joann Hawkins, internal counsel of USAI, each as referred to in Section 2(a) of the Indemnification Agreement.

               (vii) DBSI shall have received on the date the Indemnification Agreement is executed and the Closing Date the comfort letters referred to in Section 2(b) and 2(c) of the Indemnification Agreement.

               (viii) DBSI shall have received on the Closing Date and, if applicable, the Option Closing Date, the closing certificates referred to in Section 2(d) of the Indemnification Agreement.

     Notwithstanding the foregoing, the Purchaser agrees to use commercially reasonable best efforts to cause the satisfaction of the conditions listed in clauses (vi) through (viii) above.

          (b) The obligations of the Seller to sell the Tranche A Warrants and Tranche B Warrants on the Closing Date and the Additional Warrants, if any, on the Option Closing Date are subject to the following conditions:

               (i) The representations and warranties of the Purchaser contained in Section 2 hereof are true and correct as of the Closing Date or the Option Closing Date, as the case may be, and the Purchaser has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date or the Option Closing Date, as the case may be.

               (ii) The Shareholder Rights with respect to the Transfer shall have been waived or declined or shall have expired as of the Closing Date or Option Closing Date, as applicable.

     If any of the conditions hereinabove provided for in this Section 6 shall not have been fulfilled when and as required by this Agreement to be fulfilled, the Purchaser (in the case of any condition set forth in paragraph (a) of Section 6) or Vivendi (in the case of any condition set forth in paragraph (b) of Section 6) may terminate its obligations hereunder by notifying the other party or parties, as the case may be, of such termination in accordance with the provisions of Section 7 hereof on or prior to the Closing Date or Option Closing Date, as applicable.

     7.   NOTICES.

     All communications hereunder shall be in writing and, except as otherwise provided herein, will be mailed, delivered, telecopied or telegraphed and confirmed as follows:

          (a) if to the Purchaser, to:

          Deutsche Bank AG London Branch
          6th Floor
          Winchester House
          Great Winchester Street
          London EC2N 2DB
          United Kingdom
          Attention: Martin Fisch
          Telephone: 44 20 7545 7379
          Facsmile:  44 20 7545 8173

          with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, NY 10017
          Attention:  Daniel Budofsky, Esq.
          Telephone: 212 450-4000
          Facsimile: 212 450-4800

          (b) if to the Seller, to:

          Vivendi Universal, S.A.

          42, avenue de Friedland
          75380 Paris cedex 08/France
          Attention: Dominique Gibert
          Telephone: 33 1 71 71 10 00
          Facsimile: 33 1 71 71 10 01

          with a copy to:

          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, NY 10019
          Attention:  Faiza Saeed, Esq.
          Telephone: (212) 474-1000
          Facsimile: (212) 474-3700

     8.   TERMINATION.

          (a) This Agreement may be terminated by you by notice to Vivendi at any time prior to the Closing Date or any Option Closing Date (if different from the Closing Date and then only as to Additional Warrants) if any of the following has occurred: (i) since the date of this Agreement, any material adverse change or any development involving a prospective material adverse change in or affecting the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of USAI and its subsidiaries taken as a whole that would in your reasonable judgment make it impracticable or inadvisable to market the Notes (as defined in the Indemnification Agreement) or to enforce contracts for the sale of the Notes, (ii) any outbreak or escalation of hostilities or declaration of war or national emergency or other national or international calamity or crisis or material adverse change in economic or political conditions if the effect of such outbreak, escalation, declaration, emergency, calamity, crisis or change on the financial markets of the United States would, in your reasonable judgment, make it impracticable or inadvisable to market the Notes or to enforce contracts for the sale of the Notes, (iii) suspension of trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market or limitation on prices (other than limitations on hours or numbers of days of trading) for securities on either such Exchange, (iv) the declaration of a banking moratorium by United States or New York State authorities, (v) any downgrading, or placement on any watch list for possible downgrading, in the rating of any of USAI's debt securities by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Exchange Act), (vi) the suspension of trading of Common Stock by the Nasdaq National Market, the Securities and Exchange Commission, or any other governmental authority, or
     (vii) the taking of any action by any governmental body or agency in respect of its monetary or fiscal affairs which in your reasonable opinion has a material adverse effect on your ability to market the Notes or to enforce contracts for the sale of the Notes.

          (b) This Agreement may be terminated as provided in Section 6 of this Agreement.

          (c) Only Section 7 and, in the event termination is the result of a failure of one of the conditions in Section 6(a) to be satisfied, Section 5 shall survive any termination of this Agreement.

     9.   SUCCESSORS.

     This Agreement has been and is made solely for the benefit of the Purchaser and Vivendi and their respective successors and assigns, and the officers, directors and controlling persons referred to herein, and no other person will have any right or obligation hereunder.

     10.  MISCELLANEOUS.

     The representations, warranties and covenants in this Agreement shall remain in full force and effect regardless of (a) any investigation made by or on behalf of the Purchaser, DBSI or any controlling person thereof, or by or on behalf of Vivendi, or its directors or officers, and (b) delivery of and payment for the Warrants under this Agreement.

     This Agreement constitutes the entire agreement, and supercedes all prior agreements and understandings, both written and oral, between the parties; provided, however, that the Mandate Letter and Memorandum of Understanding, dated October 21, 2002 (the "Mandate Letter"), between Vivendi and the Purchaser, other than sections 5 "Lock-up clause" and 8 "Indemnity and Contribution", shall survive the execution of this Agreement; provided further, that the parties acknowledge that no payment shall be required from Vivendi and its affiliates pursuant to the Mandate Letter, in connection with the Transfer.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     If the foregoing Purchase Agreement is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement among Vivendi and the Purchaser in accordance with its terms.


                                  Very truly yours,


                                  VIVENDI UNIVERSAL, S.A.

                                  By: /s/ Dominique Gibert
                                      --------------------------
                                      Name:  Dominique Gibert
                                      Title:    Deputy Chief Financial Officer



The foregoing Purchase Agreement
is hereby confirmed and accepted as
of the date first above written.

DEUTSCHE BANK AG LONDON BRANCH



By:  /s/ Christian Thun-Hohenstein
     -----------------------------
     Name: Christian Thun-Hohenstein
     Title: Managing Director


By:  /s/ Craig Flynn
    ---------------------------
    Name: Craig Flynn
    Title: Legal Counsel

                                                                     Exhibit A-1


                    Form of Vivendi Internal Counsel Opinion

                                 [VU LETTERHEAD]

                                                              February [?], 2003


Deutsche Bank AG London Branch
6th Floor
Winchester House
Great Winchester Street
London EC2N 2DB
United Kingdom



Ladies and Gentlemen:

     I am French Corporate Counsel for Vivendi Universal, S.A. a societe anonyme organized under the laws of France ("Vivendi Universal"). This opinion letter is being furnished in connection with the Purchase Agreement dated as of February 12, 2003 (the "Purchase Agreement"), between Deutsche Bank AG (London) and Vivendi Universal.

     In furnishing this opinion letter, I or lawyers under my supervision have examined such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. In rendering the opinions expressed below, I have relied as to certain matters upon certificates and oral and written assurances from public officials. As to factual matters material to this opinion letter, I have, without independent investigation, relied upon representations from certain officers of Vivendi Universal and its affiliates.

     I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

     Based upon and subject to the foregoing and the additional qualifications and assumptions set forth below, I am of the opinion that (i) the Purchase Agreement has been duly authorized, executed and delivered by Vivendi Universal,
(ii) Vivendi Universal has, to my knowledge, good, legal and beneficial ownership in the Warrants to be sold by Vivendi Universal under the Purchase Agreement, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind and (iii) the execution and delivery of this Purchase Agreement and the consummation of the transactions therein contemplated do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, Vivendi Universal's statuts (i.e. organizational documents), or, to my knowledge any agreement or instrument to which Vivendi Universal is a party or by which Vivendi Universal may be bound.

     This opinion letter is an expression of my professional judgment on the legal issues explicitly addressed. The rendering of the opinions herein does not create any express or implied contract or agreement between you or any other person entitled to rely thereon and me.

     This opinion letter is rendered to you in connection with the transaction referred to above and may not be relied upon by any person or in any other context. The opinions contained in this opinion letter are rendered as of the date hereof and I hereby disclaim any obligation to advise any person entitled to rely hereon of any change in the matters stated herein.


                                       Very truly yours,


                                       Gilbert Klajnman


42, avenue de Friedland
75380 Paris cedex 08/France

                                                                     Exhibit A-2


                     Form of Cravath Swaine & Moore Opinion

                       [CRAVATH SWAINE & MOORE LETTERHEAD]


                                                             February [  ], 2003

                             Vivendi Universal, S.A.
                        Sale of [ ] Warrants to Purchase
                          USA Interactive Common Stock

Ladies and Gentlemen:

     We have acted as special New York counsel for Vivendi Universal, S.A., a societe anonyme organized under the laws of France ("Vivendi"), in connection with the purchase by Deutsche Bank Aktiengesellschaft, acting through its London branch (the "Purchaser"), from Vivendi pursuant to the Purchase Agreement dated February 12, 2003 (the "Warrant Purchase Agreement"), between the Purchaser and Vivendi, of warrants (the "Warrants"), each representing the right to purchase one share of Common Stock, par value $0.01 per share (the "Common Stock"), of USA Interactive, a Delaware corporation ("USA"). Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Warrant Purchase Agreement.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Warrant Purchase Agreement; (b) the Equity Warrant Agreement dated as of May 7, 2002 (the "Equity Warrant Agreement"), between USA and The Bank of New York, as warrant agent; (c) the Amended and Restated Governance Agreement dated as of December 16, 2001, among USA, Vivendi, Universal Studios, Inc. ("Universal"), Liberty Media Corporation ("Liberty") and Mr. Barry Diller ("Diller"); (d) the Amended and Restated Stockholders Agreement dated as of December 16, 2001 (the "Stockholders Agreement"), among Universal, Liberty, Diller and Vivendi; and (e) the Offer Notices dated December 18, 2002 from Vivendi to Liberty and Diller pursuant to Sections 4.3 and 4.5 of the Stockholders Agreement [(the "Offer Notices")].

     Based on the foregoing, we are of opinion as follows:

     1. No authorization, approval or other action by, and no notice to, consent of, order of, or filing with, any United States Federal or New York governmental authority or regulatory body is required to be obtained by Vivendi in connection with its execution and delivery of the Warrant Purchase Agreement or for the consummation by Vivendi of each of its obligations under the Warrant Purchase Agreement, except in each case such as have been obtained or made. In addition, no opinion is expressed in this paragraph (1) with respect to the Securities Act of 1933, as amended, or any rules promulgated thereunder, or state securities and blue sky laws.

     2. Upon the Purchaser's acquiring possession of warrant certificates representing the Warrants to be sold by Vivendi, endorsed to or in the name of the Purchaser or its designee, and paying the purchase price therefor pursuant to the Warrant Purchase Agreement, the Purchaser (assuming that the Purchaser has no notice of any "adverse claim", within the meaning of Section 8-105 of the New York Uniform Commercial Code (the "UCC"), to such Warrants) will acquire its interest in such Warrants free and clear of any adverse claim within the meaning of Section 8-102 of the UCC. In giving the opinion in this paragraph (2), we have relied on the legal opinion of Gilbert Klajnman, French Corporate Counsel for the Purchaser and, with respect to certain factual matters, we have relied on a certificate of Vivendi attached hereto as Annex I.

     3. To our knowledge, neither the execution and delivery of the Warrant Purchase Agreement by Vivendi nor the consummation by Vivendi of its obligations under the Warrant Purchase Agreement will conflict with or constitute a breach of, or default under, any agreement or instrument to which Vivendi is a party or bound that is listed in Annex II hereto. In connection with the foregoing, we point out that certain of the agreements referred to in the foregoing sentence are or may be governed by laws other than the laws of the State of New York. For purposes of the opinion expressed in this paragraph (3), however, we have assumed that all such agreements are governed by and would be interpreted in accordance with the laws of the State of New York.

     [4. The Offer Notices constitute valid notice to Liberty and Diller pursuant to the terms of Sections 4.3 and 4.5 of the Stockholders Agreement and the consummation of the transaction contemplated by the Warrant Purchase Agreement will not require additional action in order to comply with the terms of Sections 4.3 and 4.5 of the Stockholders Agreement.]

     We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the Federal law of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of France.

     We are furnishing this opinion to you, as the Purchaser, solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

                                       Very truly yours,


Deutsche Bank AG London
   6th Floor
      Winchester House

         Great Winchester Street
            London
               EC2N 2DB

                                                                         Annex I



                             VIVENDI UNIVERSAL, S.A.

                              Officers' Certificate

          Vivendi Universal, S.A., a societe anonyme organized under the laws of France (the "Company"), hereby certifies, through its duly appointed officers named below, that, on the date hereof and before the consummation of the transactions contemplated by the Purchase Agreement dated as of February 12, 2003 (the "Warrant Purchase Agreement"), between Deutsche Bank AG London Branch and the Company, it has good, legal and beneficial ownership in the Warrants to be sold by the Company under the Warrant Purchase Agreement, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

          The Company understands that Cravath, Swaine & Moore is relying on this Certificate in giving its opinion, dated of even date herewith, pursuant to
Section 6(a)(i)(B) of the Warrant Purchase Agreement.

          Capitalized terms used herein and not defined shall have the meanings assigned to them in the Warrant Purchase Agreement.

          IN WITNESS WHEREOF, Vivendi Universal, S.A., through the undersigned has executed this Certificate as of this [ ] day of February, 2003.

                                       Vivendi Universal, S.A.,

                                       By
                                         --------------------------

                                                                        Annex II



     Equity Warrant Agreement dated as of May 7, 2002, between USA Interactive and The Bank of New York, as warrant agent.

     Amended and Restated Governance Agreement dated as of December 16, 2001, among USA Interactive, Vivendi Universal, S.A., Universal Studios, Inc., Liberty Media Corporation and Mr. Barry Diller.

     Amended and Restated Stockholders Agreement dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Mr. Barry Diller and Vivendi Universal, S.A., subject to the expiration of the Offer Notices dated December 18, 2002 from Vivendi to Liberty Media Corporation and Diller relating to their rights of first offer under Sections 4.5 and 4.3 thereof.

                                                                       Exhibit B

                            Form of Lock-up Agreement

                                                               February __, 2003


Deutsche Bank Securities Inc.
One South Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

     Vivendi Universal, S.A. ("Vivendi"), as the selling securityholder (the "Selling Securityholder") under the Warrant Purchase Agreement (as defined below), understands that Deutsche Bank Securities Inc. ("DBSI" or the "Initial Purchaser") proposes to enter into a Purchase Agreement (the "Exchangeable Notes Purchase Agreement") with Deutsche Bank AG London Branch which provides for the offering (the "144A Offering") pursuant to Rule 144A under the Securities Act of 1933, as amended, of $577,500,000 aggregate principal amount of Tranche A Floating Rate High Income Premium Exchangeable Notes due 2012 exchangeable into common stock, par value $.01 per share ("Common Stock"), of USA Interactive ("USAI") and $357,500,000 aggregate principal amount of Tranche B Floating Rate High Income Premium Exchangeable Notes due 2012 exchangeable into Common Stock (the "Notes").

     To induce the Initial Purchaser to continue its efforts in connection with the 144A Offering, Vivendi agrees that, without the prior written consent of DBSI, it will not (i) directly or indirectly offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock which may be deemed to be beneficially owned by Vivendi on the date hereof in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock which may be issued upon exercise of a stock option or warrant) or any other security convertible into or exchangeable for Common Stock ("Covered Securities") or (ii) enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing is referred to herein as a "Disposition"), in each case, for a period from the date hereof until the earlier of (A) the date that is 90 days after the date hereof and (B) the termination of the Purchase Agreement dated as of February 12, 2003 (the "Warrant Purchase Agreement"), between the Selling Securityholder and Deutsche Bank AG London Branch (the "Lock-Up Period"). The foregoing restriction is expressly intended to preclude each of the undersigned from engaging in any Hedging Transaction or other transaction that is designed to or reasonably expected to lead to or result in a

Disposition during the Lock-Up Period even if the Covered Securities would be disposed of by someone other than Vivendi. "Hedging Transaction" means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

     The foregoing shall not apply to Dispositions of (a) Covered Securities that Vivendi acquires in open market transactions that occur after the completion of the 144A Offering, (b) Covered Securities as part of a restructuring, reorganization, merger, acquisition, recapitalization or similar transaction where such Disposition is not the primary purpose of such transaction, (c) warrants to purchase Common Stock that are sold pursuant to the Warrant Purchase Agreement and (d) any Covered Securities if the transfer is (i) by gift, will or intestacy, (ii) to partners, members, shareholders or affiliates of Vivendi, or to Vivendi; provided, however, that in the case of a transfer pursuant to clause (d) above, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such securities subject to the provisions of this letter agreement.

     Vivendi agrees that USAI may: (i) with respect to any Covered Securities for which Vivendi is the record holder, cause the transfer agent for USAI to note stop transfer instructions with respect to such securities on the transfer books and records of USAI; and (ii) with respect to any Covered Securities for which Vivendi is the beneficial holder but not the record holder, cause the record holder of such securities to cause the transfer agent for USAI to note stop transfer instructions with respect to such securities on the transfer books and records of USAI.

     Vivendi hereby agrees that to the extent that the terms of this letter agreement conflict with or are in any way inconsistent with any registration rights agreement to which Vivendi and USAI may be a party, this letter agreement supersedes such registration rights agreement.

     Vivendi hereby represents and warrants that it has full power and authority to enter into this letter agreement. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned.

     Vivendi understands that the Initial Purchaser is relying upon this letter agreement in proceeding toward consummation of the 144A Offering.

                                       Vivendi Universal, S.A.:

                                       ----------------------------------
                                       Name:
                                       Title:



Number of shares subject to warrants, options
or convertible securities:                     Certificate numbers:
---------------------------------------------  --------------------